                                   EXHIBIT 11
                       SHOP AT HOME, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                   (UNAUDITED)

                                                          Three months ended
                                                             September 30,
                                                         1996             1997
                                                     ------------      -----------

Net earnings                                          $   166,493      $   367,155
Interest expense saved from
  conversion of debt                                       29,582           28,582


Interest expense saved from
  payoff of debt with excess
  proceeds from conversion
  of options and warrants                                  24,848            - 0 -
                                                      -----------      -----------
Adjusted net earnings                                 $   220,923      $   395,737
                                                      ===========      ===========

Common shares outstanding                              10,587,958       10,925,718

Common equivalent shares
  issuable upon exercise of
  stock options and warrants (1)                        3,523,408        2,748,942

Common equivalent shares
  issuable upon conversion
  of debt                                                 563,146          444,177

Common equivalent shares
  issuable upon conversion
  of preferred stock                                      137,943          137,943
                                                      -----------      -----------
Total weighted average shares                          14,812,455       14,256,780
                                                      ===========      ===========

Primary and fully diluted net
  income per common and
  equivalent share                                    $      0.01             0.03
                                                      ===========      ===========

Notes:
(1) Amount calculated using the modified treasury stock method and fair market values.

                                   EXHIBIT 11

                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                              Years Ended June 30,

                                        1997                          1996                    1995
                                        ----                          ----                    ----
Net income (loss)                   $1,556,046                  $(1,405,472)               $(1,281,989)

Interest expense saved from
  conversion of debt                   107,408                            -

Preferred stock dividend               (14,000)                     (14,000)                    (5,000)
                                  ------------                -------------             --------------

Adjusted net income (loss)          $1,649,454                  $(1,419,472)               $(1,286,989)
                                  ------------                -------------             --------------


Common shares outstanding           10,651,472                   10,284,085                  9,436,870

Common equivalent shares
  issuable upon exercise of
  stock options and warrants (1)     2,681,100

Common equivalent shares
  issuable upon conversion
  of debt                              475,026

Common equivalent shares
  issuable upon conversion
  of preferred stock                   137,943
                                  ------------                 ------------               ------------
Total weighted average shares       13,945,540                   10,284,085                  9,436,870
                                  ============                 ============               ============

Primary and fully diluted net
  earnings per common and
  equivalent share                       $0.12                       $(0.14)                    $(0.14)
                                  ============                 ============               ============

Notes: (1) Amount calculated using the modified treasury stock method and fair market values.